Exhibit 99.1

News Release

Contacts:
Media Contact:	Jim Kerr, 215-986-5795 jim.kerr@unisys.com

Investor Contact:	Niels Christensen, 215-986-6651 niels.christensen@unisys.com

Unisys Corporation Announces Closing of Offering of Mandatory Convertible Preferred Stock and Gives Notice of Partial Redemption of 12 3/4% Senior Secured Notes Due 2014 and 14 1/4% Senior Secured Notes Due 2015

BLUE BELL, Pa., February 28, 2011 – Unisys Corporation (NYSE: UIS) today announced that it has closed its previously announced offering of 2,250,000 shares of its 6.25% Mandatory Convertible Preferred Stock, Series A, at an initial liquidation preference of $100 per share (the “Mandatory Convertible Preferred Stock”). In connection with the closing, the underwriters exercised their over-allotment option and purchased 337,500 additional shares of Mandatory Convertible Preferred Stock. With the exercise of the over-allotment option, a total of 2,587,500 shares of Mandatory Convertible Preferred Stock were issued in the offering. The offering was made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission.

The company also announced that it is using the net proceeds from the offering to redeem an aggregate of $124.7 million of the company’s 12 3/4% Senior Secured Notes due 2014 and an aggregate of $86.3 million of the company’s 14 1/4% Senior Secured Notes due 2015. The 12 3/4% Senior Secured Notes due 2014 will be redeemed at a redemption price of 112.75% of their principal amount plus accrued and unpaid interest to the redemption date and the 14 1/4% Senior Secured Notes due 2015 will be redeemed at a redemption price of 114.25% of their principal amount plus accrued and unpaid interest to the redemption date. The company expects to complete the redemptions on March 30, 2011 and expects to record a related one-time pre-tax charge in the amount of approximately $32 million in the first quarter of 2011.

As also previously announced, the company has commenced a cash tender offer in respect of the 12 3/4% Senior Secured Notes due 2014 and the 14 1/4% Senior Secured Notes due 2015, for a maximum aggregate consideration, excluding accrued and unpaid interest, not to exceed $220,000,000. The tender offer is scheduled to expire on April 8, 2011, unless extended by the company. If the tender offer is fully subscribed, the company expects to record a related one-time pre-tax charge of up to approximately $46 million in the second quarter of 2011.

Assuming the tender offer is fully subscribed, the company expects that the aggregate principal amount of its debt will be reduced by approximately $390 million and that annualized interest savings will be in the range of approximately $51-$54 million after completion of the redemptions and tender offer. The annualized dividend on the Mandatory Convertible Preferred Stock will be approximately $16 million until the mandatory conversion date of March 1, 2014.

Goldman, Sachs & Co. and Citi acted as joint book-running managers for the offering of the Mandatory Convertible Preferred Stock. RBS acted as co-manager for the offering.

About Unisys

Unisys is a worldwide information technology company. Unisys provides a portfolio of IT services, software, and technology that solves critical problems for clients. Unisys specializes in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, the company brings together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of debt reductions, interest savings, earnings, revenues, or other financial items; any statements of the company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. There can be no assurance that the tender offer will be completed or, if completed, that it will be fully subscribed. Risks and uncertainties that could affect the company’s future results include the company’s ability to drive profitable growth in consulting and systems integration; the company’s ability to take on, successfully implement and grow outsourcing operations; market demand for the company’s high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company’s ability to retain significant clients; the company’s ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company’s significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company’s program to reduce costs, focus its global resources and simplify its business structure; the risk that the company’s contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company’s revenue is derived from international operations; the company’s ability to access capital and credit markets to address its liquidity needs; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company’s results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company’s ability to use its U.S. federal net operating loss carryforwards and other tax attributes. Additional discussion of factors that could affect the company’s future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0228/9025

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.